Exhibit 97

Incentive Compensation Recoupment Policy

OVERVIEW

In accordance with the requirements of Rule 10D-1 promulgated by the Securities and Exchange Commission and the related listing rules of the Nasdaq Stock Market, the Board of Directors of indie Semiconductor, Inc. (the “Company”) has adopted this Incentive Compensation Recoupment Policy (“Policy”) to provide for the recovery of erroneously awarded Incentive-Based Compensation to a Covered Individual. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in this Policy below.

RECOVERY OF ERRONEOUSLY AWARDED INCENTIVE-BASED COMPENSATION

In the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws (including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Company shall recover reasonably promptly the amount of any erroneously awarded Incentive- Based Compensation from each Covered Individual unless an exception (set forth below) applies.

Incentive-Based Compensation shall be considered “erroneously awarded” under this Policy to the extent such Incentive-Based Compensation (1) is received by the Covered Individual on or after October 2, 2023, which is the effective date of Rule 5608 of The Nasdaq Stock Market LLC (“Nasdaq”) Rules and while the Company has a class of securities listed on a national securities exchange or a national securities association,
(2) is received by the Covered Individual during the three completed fiscal years immediately preceding the date that the Company is required to prepare the accounting restatement (and any transition period applicable to a change in the Company’s fiscal year as required by Nasdaq listing rules), and (3) the amount of such received Incentive- Based Compensation exceeds the amount of the Incentive-Based Compensation that would have been received by the Covered Individual had it been determined based on the restated financial results (with such Incentive-Based Compensation computed in each case without regard to any taxes paid). For purposes of this Policy, the date that the Company is required to prepare the accounting restatement is the earlier to occur of (A) the date the Company’s Board of Directors (the “Board”), or a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such accounting restatement, or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare such accounting restatement.

For purposes of this Policy, Incentive-Based Compensation is considered “received” by a Covered Individual in the Company’s fiscal period during which the Financial Reporting Measure applicable to the Incentive-Based Compensation is attained, even if the payment, grant or vesting of the Incentive-Based Compensation occurs after the end of that fiscal period.

For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount of erroneously awarded compensation will be determined by the Compensation Committee of the Board (the “Committee”) based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq as required by Nasdaq listing rules.

If the erroneously awarded Incentive-Based Compensation consists of shares (including share-denominated equity awards) or options that are still held by the Covered Individual at the time of recovery, the recoverable amount is the number of shares or options received in excess of the number of shares or options that would have been received based on the accounting restatement (or the value of that excess number). If the options have been exercised but the underlying shares have not been sold, the recoverable amount is the number of shares underlying the excess options based on the restatement (or the value thereof). If the shares have been sold, the recoverable amount is the proceeds that were received in connection with the sale of the excess number of shares. Amounts credited under plans (other than tax-qualified plans for which the exception set forth below applies) based on erroneously awarded Incentive-Based Compensation and any accrued earnings thereon are also recoverable under this Policy.

The Committee shall determine, in its sole discretion and in a manner that effectuates the purpose of Rule 10D-1 under the Securities and Exchange Act of 1934 and Nasdaq Rule 5608, one or more methods for recovering any erroneously awarded Incentive-Based Compensation under this Policy, which may include, without limitation: (i) requiring cash reimbursement of cash Incentive-Based Compensation previously paid; (ii) seeking recovery or forfeiture of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards granted as Incentive-Based Compensation; (iii) offsetting the amount to be recovered from any compensation otherwise owed by the Company to the Covered Individual, or forfeiture of deferred compensation, to the extent consistent with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder; (iv) cancelling outstanding, or forfeiting of, vested or unvested cash or equity awards (including those subject to service- based and/or performance-based vesting conditions, or for which such conditions have been satisfied); (v) cancelling, offsetting or reducing future compensation; and/or (vi) taking any other remedial and recovery action permitted by law, as determined by the Committee. Notwithstanding the foregoing, the Company makes no guarantee as to the treatment of such amounts under Section 409A, and shall have no liability with respect thereto.

The Company shall not be required under this Policy to recover erroneously awarded Incentive-Based Compensation if the Committee has made a determination that recovery would be impracticable and either of the following conditions are met: (1) after making a reasonable attempt to recover such erroneously awarded Incentive-Based Compensation, the Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (documentation evidencing the reasonable attempt to recover the erroneously awarded Incentive-Based Compensation must be maintained and provided to Nasdaq as required by Nasdaq listing rules), or (2) the recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Internal Revenue Code Section 401(a)(13) or Internal Revenue Code Section 411(a) and the regulations thereunder. Any determination that recovery would be impracticable (as described in (1) of the preceding sentence) must be made by a fully independent compensation committee as determined by the Board under the listing rules of the Nasdaq, or in the absence of such a fully independent compensation committee, the determination must be made by a majority of the independent directors serving on the Board.

If a Covered Individual fails to repay all erroneously awarded Incentive-Based Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such erroneously awarded Incentive-Based Compensation from the applicable Covered Individual.

If the Company is required to recoup erroneously awarded Incentive-Based Compensation from a Covered Individual who is no longer an employee pursuant to the Policy, the Company will be entitled to seek such recovery in order to comply with applicable law, regardless of the terms of any release of claims or separation agreement such individual may have signed.

ADMINISTRATION AND INTERPRETATION

This Policy, and any recovery of erroneously awarded Incentive-Based Compensation pursuant to this Policy, is intended to comply with the requirements of Rule 10D-1 promulgated by the Securities and Exchange Commission and the related listing rules of Nasdaq, and the terms hereof shall be construed consistent with that intent. This Policy does not limit any other remedies the Company may have available to it in the circumstances, which may include, without limitation, dismissing an employee or initiating other disciplinary procedures.

The provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 (applicable to the Chief Executive Officer and Chief Financial Officer only) and other applicable laws; provided, however, that there shall not be any duplication of recovery under this Policy and such other applicable laws. If any amounts that would be recoverable hereunder have already been reimbursed by a Covered Individual to the Company pursuant to applicable law or another policy or agreement, such amounts may be credited against amounts recoverable from such person hereunder.

The Company shall not indemnify any Covered Individual against the loss of erroneously-awarded Incentive-Based Compensation that is recovered by the Company pursuant to this Policy.

The Committee shall have the sole authority to construe and interpret this Policy and to make all determinations required to be made pursuant to this Policy. Any such construction, interpretation or determination by the Committee shall be final and binding.

The Committee may revise this Policy from time to time.

DEFINITIONS

For purposes of this Policy, the following definitions will apply:

•“Covered Individual” means any current or former officer of the Company who is or was subject to Section 16 of the Securities Exchange Act of 1934, as amended, at any time during the applicable performance period for the relevant Incentive-Based Compensation, regardless of whether such individual continues to hold such position or continues to be employed by the Company or any of its subsidiaries.

•“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

•“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures (including, for purposes of this Policy, stock price and total shareholder return). A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.